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Transocean Inc. Post Office Box 2765 Houston TX 77252 2765
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Analyst Contact:	Gregory S. Panagos 713-232-7551	News Release FOR RELEASE: August 1, 2007
Media Contact:	Guy A. Cantwell 713-232-7647
TRANSOCEAN INC. REPORTS
SECOND QUARTER 2007 FINANCIAL RESULTS

HOUSTON—Transocean Inc. (NYSE: RIG) today reported net income for the three months ended June 30, 2007 of $549 million, or $1.84 per diluted share, on record quarterly revenues of $1,434 million. The results compare to net income of $249 million, or $0.75 per diluted share, on revenues of $854 million, for the three months ended June 30, 2006. Net income for the second quarter of 2006 included after-tax gains of $110 million, or $0.33 per diluted share, resulting from the sales of the semisubmersible rig Transocean Explorer and drilling barge Searex XII.

For the six months ended June 30, 2007, net income totaled $1,102 million, or $3.67 per diluted share, on revenues of $2,762 million. For the same period last year, net income totaled $455 million, or $1.36 per diluted share, on revenues of $1,671 million. Net income for the first half of 2007 included an after-tax gain of $20 million, or $0.07 per diluted share, resulting primarily from the sale of tender rig Charley Graves during the first quarter 2007. For the same period last year, net income included after-tax gains of $153 million, or $0.46 per diluted share, resulting from the sale of the Transocean Explorer, Searex XII, Peregrine III and a platform rig.

Operations Quarterly Review

Revenues for the three months ended June 30, 2007 increased eight percent to $1,434 million compared to revenues of $1,328 million during the three months ended March 31, 2007. The quarter-to-quarter increase in revenues was primarily due to a combination of a higher average dayrate, increased rig activity and decreased shipyard time. The second quarter 2007 average dayrate reached a record high $202,400, up two percent compared to $198,000 during the first quarter 2007. For the first time in Transocean’s history, the fleet-wide quarterly average dayrate exceeded $200,000. Over the same period, rig utilization rose to 91 percent from 88 percent. Improved utilization was consistent across the company’s fleet as six rigs came out of shipyard and commenced new contracts. In addition, the Jack Bates and Deepwater Expedition had increased activity levels compared to the first quarter of 2007 as the Jack Bates was in a shipyard through mid-May and the Deepwater Expedition mobilized from Brazil to Egypt to begin a new contract in January.

For the three months ended June 30, 2007, operating income before general and administrative expenses totaled $705 million, a three percent increase from $683 million reported for the first quarter. The $22 million increase in operating income before general and administrative expense was due to higher revenues, driven by increased dayrates and rig utilization. Partially offsetting the higher revenues relative to the first quarter 2007 were $59 million in increased operating and maintenance expenses, $20 million less in after-tax gains from the disposal of assets and a decrease in operating days related to the shipyard projects for the Sedco 700 and Trident 15. The increase in operating and maintenance expenses for the second quarter 2007 was primarily due to increased operating days on six rigs, an increased number of maintenance projects and scheduled pay increases. In addition to the Jack Bates and Deepwater Expedition, four other rigs had increased operating days in the second quarter, as the J.T. Angel, Randolph Yost and Trident 2 returned to service after shipyard projects in the first quarter, and the C. Kirk Rhein, Jr. mobilized to India in January 2007 to begin a new contract. Partially offsetting the increased operating days were second-quarter shipyard projects for the Sedco 700 and Trident 15.

Field operating income(1) (defined as revenues less operating and maintenance expenses) increased six percent to $807 million compared to $760 million over the prior three-month period. The increase in second quarter 2007 field operating income was due chiefly to strong revenue growth combined with stable operating margins.

Liquidity

Cash flow from operations totaled $607 million for the second quarter 2007 compared to $176 million for the second quarter of 2006. For the six months ended June 30, 2007, cash flow from operations increased to $1,261 million compared to $444 million for the same period last year. As of June 30, 2007, total debt was $3,064 million, down $420 million compared to $3,484 as of March 31, 2007. Of the $420 million of debt reduction during the second quarter 2007, $230 million was repayment of term credit facilities and $190 million was reductions in the company’s revolving credit facility.

Effective Tax Rate

The company’s Annual Effective Tax Rate(2) for the three months ended June 30, 2007 was 16.1 percent, excluding various discrete items. The Effective Tax Rate(3) of 14.4 percent for the second quarter of 2007 reflects an $11 million favorable impact resulting from changes in estimates. The company currently expects the Annual Effective Tax Rate for the remainder of 2007 to be approximately 15.0 percent.

Conference Call Information

Transocean will conduct a teleconference call at 10:00 a.m. Eastern Time on August 1, 2007. To participate, dial 719-457-2693 and refer to confirmation code 7044890 approximately five to 10 minutes prior to the scheduled start time of the call.

In addition, the conference call will be simultaneously broadcast over the Internet in a listen-only mode and can be accessed by logging onto the company’s website at www.deepwater.com and selecting “Investor Relations/News & Events/Webcasts & Presentations.” A file containing four charts to be discussed during the conference call, titled “2Q07 Charts,” has been posted to the company’s website and can also be found by selecting “Investor Relations/News & Events/Webcasts & Presentations.” The conference call may also be accessed via the Internet at www.CompanyBoardroom.com by typing in the company’s New York Stock Exchange trading symbol, “RIG.”

A telephonic replay of the conference call should be available after 1:00 p.m. Eastern Time on August 1, 2007 and can be accessed by dialing 719-457-0820 and referring to the passcode 7044890. Also, a replay will be available through the Internet and can be accessed by visiting either of the above-referenced Worldwide Web addresses.

Forward-Looking Disclaimer

Statements regarding our Annual Effective Tax Rate, as well as any other statements that are not historical facts in this release, are forward-looking statements that involve certain risks, uncertainties and assumptions. These include but are not limited to operating hazards and delays, risks associated with international operations, future financial results, actions by customers and other third parties, factors affecting the supply and demand of drilling rigs, including newbuilds, reactivations and the reallocation of current rigs, factors affecting the duration of contracts including well-in-progress provisions, the actual amount of downtime, factors resulting in reduced applicable dayrates, hurricanes and other weather conditions, the future price of oil and gas and other factors detailed in the company’s most recent Form 10-K and other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

Transocean Inc. is the world’s largest offshore drilling contractor with a fleet of 82 mobile offshore drilling units. The company’s mobile offshore drilling fleet, consisting of a large number of high-specification deepwater and harsh environment drilling units, is considered one of the most modern and versatile in the world due to its emphasis on technically demanding segments of the offshore drilling business. The company’s fleet consists of 33 High-Specification Floaters (semisubmersibles and drillships), 20 Other Floaters, 25 Jackups and other assets utilized in the support of offshore drilling activities worldwide. With a current equity market capitalization in excess of $31 billion, Transocean Inc.’s ordinary             shares are traded on the New York Stock Exchange under the symbol “RIG.”

(1) For a reconciliation of operating income before general and administrative expense to field operating income, see the accompanying schedule entitled “Non-GAAP Financial Measures and Reconciliations — Operating Income Before General and Administrative Expense to Field Operating Income.”

(2) Annual Effective Tax Rate is defined as income tax expense excluding various discrete items (such as changes in estimates and tax on items excluded from income before income taxes) divided by income before income taxes excluding gains on sales and similar items pursuant to Financial Accounting Standards Board Interpretation No. 18. See the accompanying schedule entitled “Effective Tax Rate Analysis.”

(3) Effective Tax Rate is defined as income tax expense divided by income before income taxes. See the accompanying schedule entitled “Effective Tax Rate Analysis.”

### 07-

TRANSOCEAN INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
<B>	2007	2006	2007	2006
Operating revenues
Contract drilling revenues	$1,360	$828	$2,633	$1,607
Other revenues	74	26	129	64

	1,434	854	2,762	1,671

Costs and expenses
Operating and maintenance	627	549	1,195	1,024
Depreciation	101	102	201	204
General and administrative	29	25	55	45

	757	676	1,451	1,273

Gain (loss) from disposal of assets, net	(1)	111	22	175

Operating income	676	289	1,333	573

Other income (expense), net
Interest income	5	5	10	10
Interest expense, net of amounts capitalized	(33)	(20)	(70)	(44)
Other, net	(5)	1	8	2

	(33)	(14)	(52)	(32)

Income before income taxes and minority interest	643	275	1,281	541
Income tax expense	93	26	178	86
Minority interest	1	—	1	—
Net income	$549	$249	$1,102	$455

Earnings per share
Basic	$1.91	$0.77	$3.81	$1.40
Diluted	$1.84	$0.75	$3.67	$1.36

Weighted average shares outstanding
Basic	288	324	289	325
Diluted	300	336	301	337

TRANSOCEAN INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions, except share data)

	June 30,	December 31,
<B>	2007	2006
	(Unaudited)
ASSETS
Cash and cash equivalents	$445	$467
Accounts receivable, net of allowance for doubtful accounts of $30
and $26 at June 30, 2007 and December 31, 2006, respectively	1,184	946
Materials and supplies, net of allowance for obsolescence of $21 and $19 at June 30, 2007 and December 31, 2006, respectively	177	160
Deferred income taxes, net	20	16
Other current assets	67	67
Total current assets	1,893	1,656

Property and equipment	11,152	10,539
Less accumulated depreciation	3,392	3,213
Property and equipment, net	7,760	7,326

Goodwill	2,195	2,195
Other assets	301	299
Total assets	$12,149	$11,476

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$369	$477
Accrued income taxes	132	98
Debt due within one year	18	95
Other current liabilities	475	369
Total current liabilities	994	1,039

Long-term debt	3,046	3,200
Deferred income taxes, net	51	54
Other long-term liabilities	579	343
Total long-term liabilities	3,676	3,597

Commitments and contingencies
Minority interest	1	4
Preference shares, $0.10 par value; 50,000,000 shares authorized, none issued and outstanding	—	—
Ordinary shares, $0.01 par value; 800,000,000 shares authorized, 289,280,582 and 292,454,457 shares issued and outstanding at June 30, 2007 and December 31, 2006, respectively	3	3
Additional paid-in capital	7,728	8,044
Accumulated other comprehensive loss	(30)	(30)
Accumulated deficit	(223)	(1,181)
Total shareholders’ equity	7,478	6,836
Total liabilities and shareholders’ equity	$12,149	$11,476

TRANSOCEAN INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

table><caption>	Three months ended June 30,		Six months ended June 30,
<B>	2007	2006	2007	2006
Cash flows from operating activities
Net income	$549	$249	$1,102	$455
Adjustments to reconcile net income to
net cash provided by operating activities
Depreciation	101	102	201	204
Share-based compensation expense	9	5	19	8
Deferred income taxes	(5)	(9)	(7)	25
Equity in (earnings) losses of unconsolidated affiliates	2	(3)	3	(3)
(Gain) loss from disposal of assets, net	1	(111)	(22)	(175)
Deferred revenue, net	4	11	38	20
Deferred expenses, net	(6)	(47)	(13)	(55)
Tax benefit from exercise of stock options to purchase and vesting of ordinary shares under share-based compensation plans	–	(8)	–	(8)
Other long-term liabilities	5	14	12	21
Other, net	3	3	1	4
Changes in operating assets and liabilities
Accounts receivable	(99)	(33)	(238)	(104)
Other current assets	(28)	(50)	(32)	(51)
Accounts payable and other current liabilities	57	47	140	91
Income taxes receivable/payable, net	14	6	57	12

Net cash provided by operating activities	607	176	1,261	444

Cash flows from investing activities
Capital expenditures	(290)	(98)	(755)	(276)
Proceeds from disposal of assets, net	2	121	41	203
Joint ventures and other investments, net	–	–	(3)	–

Net cash provided by (used in) investing activities	(288)	23	(717)	(73)

Cash flows from financing activities
Revolving Credit Facility, net	(190)	–	–	–
Repayments on the Term Credit Facility	(230)	–	(230)	–
Proceeds from issuance of ordinary shares under
share-based compensation plans, net	40	21	55	66
Repurchase of ordinary shares	–	(400)	(400)	(600)
Other, net	4	–	9	–

Net cash used in financing activities	(376)	(379)	(566)	(534)

Net decrease in cash and cash equivalents	(57)	(180)	(22)	(163)

Cash and cash equivalents at beginning of period	502	462	467	445

Cash and cash equivalents at end of period	$445	$282	$445	$282

Transocean Inc.
Fleet Operating Statistics

	Operating Revenues ($ Millions) (1)
				Six months ended
	Three months ended			June 30,
	June 30,	March 31,	June 30,
Transocean Drilling Segment:	2007	2007	2006	2007	2006
Contract Drilling Revenues
High-Specification Floaters:
Ultra Deepwater Floaters	$336	$340	$228	$676	$453
Other Deepwater Floaters	$272	$260	$194	$532	$366
Other High-Specification Floaters	$103	$85	$62	$188	$113
Total High-Specification Floaters	$711	$685	$484	$1,396	$932
Other Floaters	$403	$379	$167	$782	$333
Jackups	$230	$194	$155	$425	$299
Other Rigs	$16	$15	$22	$30	$43
Subtotal	$1,360	$1,273	$828	$2,633	$1,607
Other Revenues
Client Reimbursable Revenues	$29	$30	$22	$59	$47
Integrated Services and Other	$45	$25	$4	$70	$17
Subtotal	$74	$55	$26	$129	$64
Total Company	$1,434	$1,328	$854	$2,762	$1,671
		Average Dayrates (1)

				Six months ended
	Three months ended			June 30,

	June 30,	March 31,	June 30,
Transocean Drilling Segment:	2007	2007	2006	2007	2006

High-Specification Floaters:
Ultra Deepwater Floaters	$288,900	$301,400	$216,500	$295,100	$212,800
Other Deepwater Floaters	$228,400	$235,800	$190,200	$232,000	$171,300
Other High-Specification Floaters	$286,900	$238,800	$174,700	$263,000	$167,200
Total High-Specification Floaters	$262,100	$264,800	$199,300	$263,400	$188,600
Other Floaters	$226,300	$223,700	$118,200	$225,000	$114,000
Jackups	$117,900	$104,600	$73,000	$111,400	$71,700
Other Rigs	$57,200	$50,300	$47,500	$53,700	$47,400
Total Drilling Fleet	$202,400	$198,000	$129,000	$200,200	$124,300
		Utilization (1)

				Six months ended
	Three months ended			June 30,

	June 30,	March 31,	June 30,
Transocean Drilling Segment:	2007	2007	2006	2007	2006

High-Specification Floaters:
Ultra Deepwater Floaters	98%	97%	89%	97%	91%
Other Deepwater Floaters	82%	77%	70%	79%	75%
Other High-Specification Floaters	99%	99%	98%	99%	94%
Total High-Specification Floaters	90%	87%	81%	89%	84%
Other Floaters	98%	94%	74%	96%	74%
Jackups	86%	83%	93%	84%	92%
Other Rigs	100%	100%	62%	100%	60%
Total Drilling Fleet	91%	88%	81%	90%	81%

(1) Average daily revenue is defined as contract drilling revenue earned per revenue earning day in the period. A revenue earning day is defined as a day for which a rig earns dayrate after commencement of operations. Utilization is defined as the total actual number of revenue earning days in the period as a percentage of the total number of calendar days in the period for all drilling rigs in our fleet.